Exhibit 18.1
June 7, 2024

Nordstrom, Inc.
1617 Sixth Avenue
Seattle, WA 98101

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended May 4, 2024, of the facts relating to voluntary accounting change from the retail method of inventory accounting to the weighted-average cost method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Nordstrom, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Nordstrom, Inc. and its subsidiaries as of any date or for any period subsequent to February 3, 2024. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Nordstrom, Inc., or on the financial position, results of operations, or cash flows of Nordstrom, Inc. and its subsidiaries as of any date or for any period subsequent to February 3, 2024.

Yours truly,
DELOITTE & TOUCHE LLP